_______________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                SCHEDULE TO-C
                                (Rule 14d-100)
          TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                  OF THE SECURITIES AND EXCHANGE ACT OF 1934

                           MDI ENTERTAINMENT, INC.
                          (Name of Subject Company)

                      INTERNATIONAL CAPITAL PARTNERS LLC
                      (Name of Filing Person - Offeror)

                   COMMON STOCK, $0.001 PAR VALUE PER SHARE
                        (Title of Class of Securities)

                                  552685109
                    (CUSIP Number of Class of Securities)

                           DAVID A. BROADWIN, ESQ.
                           FOLEY, HOAG & ELIOT LLP
                            ONE POST OFFICE SQUARE
                               BOSTON, MA 02109
                                (617) 832-1000
                (Name, address and telephone number of person
 authorized to receive notices and communications on behalf of filing Person)

                          CALCULATION OF FILING FEE
________________________________________________________________________________
        Transaction Valuation                           Amount of Filing Fee
                N/A                                             N/A
________________________________________________________________________________

[_] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:   Not Applicable          Filing Party:   Not Applicable
Form or Registration No:   Not Applicable         Date Filed:   Not Applicable

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]   third-party tender offer subject to Rule 14d-1.
[_]   issuer tender offer subject to Rule 13e-4.
[_]   going-private transaction subject to Rule 13e-3.
[X]   amendment to Schedule 13D under Rule 13d-2.

        Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]
________________________________________________________________________________

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ITEM 1.  EXHIBITS

                                EXHIBIT INDEX

EXHIBIT NUMBER  DESCRIPTION

(a)(5)(1)       Amendment 1 to Schedule 13D filed by International Capital
                Partners LLC


                                  SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 7, 2002                          International Capital Partners LLC

                                             By:     /s/Mack Obioha
                                                ----------------------------
                                                Mack Obioha
                                                Managing Partner

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                                EXHIBIT INDEX

EXHIBIT NUMBER  DESCRIPTION

(a)(5)(1)       Amendment 1 to Schedule 13D filed by International Capital
                Partners LLC